Exhibit 4.1

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE EXCHANGE ACT OF 1934

Lincolnway Energy, LLC (“LWE” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our Common Limited Liability Company Units (“Common Units”).

The following summary of the terms of the limited liability company units of LWE is not meant to be complete and is qualified by reference to the relevant provisions of the Revised Uniform Limited Liability Company Act of the State of Iowa (the “Iowa LLC Act”) and the complete text of LWE’s Restatement of the Certificate of Organization (the “Certificate of Organization”) and Fourth Amended and Restated Operating Agreement and Unit Assignment Policy effective as of April 1, 2020 (the “Operating Agreement”). Both our Certificate of Organization and Operating Agreement are exhibits to our Annual Report on Form 10-K, of which this Exhibit 4.1 is a part.

Authorized Limited Liability Company Units

An unlimited number of Common Units, Class A Units, and Class B Units (collectively “Units”) are authorized. The number of such Units to be issued to any additional member and any contribution for such Units shall be determined by the directors as set forth in the Operating Agreement.

Description of Common Units

Voting Rights. Each Common Unit is entitled to one vote on matters with respect to which the members holding Common Units are entitled to vote. Holders of Common Units vote with holders Class B Units, collectively as a class, to elect three (of seven) directors. Members, including holders of Common Units, have a right to vote on a variety of other matters as specified in our Operating Agreement. Certain matters voted on by our members are subject to approval of Class A unit holders. Except as otherwise required under the Certificate of Organization, the Operating Agreement or the Iowa LLC Act, the vote of the members holding at least a majority of the outstanding applicable Units eligible to vote and represented at a meeting at which a quorum of the members is present shall be the act of the members with respect to all votes, acts, matters, decisions, questions or other determinations whatsoever to be taken or made by the members. At all meetings of the members, a member may vote in person, or by means of remote communication, if the meeting is held by such means, or by proxy executed in writing by the member or by a duly authorized attorney-in-fact of the member.

Dividend Rights. Our directors have the authority to declare and pay distributions to our members. Declaration and/or payment of distributions with respect to any Units of the Company are subject to approval by holders of Class A Units, unless expressly authorized in the Operating Agreement. All distributions of cash or other property to the members shall be made to the members pro rata, based on the respective number of Units held by the members.

Rights Upon Liquidation. Upon the winding up of the Company or the occurrence of a Deemed Liquidation Event (as defined in the Operating Agreement), the assets of the Company will first be distributed to creditors (if any); second, holders of Class A Units will receive distributions in proportion to, and to the extent of their capital contributions (reduced as set forth in the Operating Agreement); third, holders of Class B Units will receive distributions in proportion to, and to the extent of their capital contributions (reduced as set forth in the Operating Agreement); and finally, all members (Common, Class A, and Class B) will receive distributions pro rata based upon the respective number of Units held by each member.

Redemption Rights. Any member may at any time, but has no obligation to, tender any or all of the Units owned by that member to the Company for purchase by the Company in accordance with Section 9.6 of the Operating Agreement. Rights of redemption are subject to approval by a majority of the Class A Units (other than certain repurchases of Common Units of former employees/officers/directors/consultants/etc.).

Other Rights. Common Units have no subscription, conversion, or preemptive rights and have no sinking fund provision.

Trading of Units. LWE’s Units are not listed on any exchange, and there is no public trading market for LWE’s Units. However, the Company does provide access to a qualified matching service for its members, which provides a system for limited transfers of the Company’s Units.

Certain Provisions of Our Certificate of Organization and Operating Agreement

Classification of Board of Directors. Our board of seven directors is classified into three “Elected Directors,” which are elected by holders of Common Units and holders of Class B Units, voting together as a Class; and four “Class A Directors,” which are elected by holders of Class A Units.

Additionally, our “Elected Directors” are classified further. One Elected Director is currently serving a two-year term (expiring at the 2022 annual meeting) and will then be eligible for election to a three-year term. The second Elected Director is currently serving a two year term (expiring at the 2022 annual meeting) and will then be eligible to be elected for another two-year term, followed by eligibility to be elected for three-year terms thereafter. Our third Elected Director is currently serving a three-year term (expiring at the 2023 annual meeting) and will be eligible to be elected for another three year term.

Removal of Elected Directors; Filling Vacancies of Elected Directors. Our Operating Agreement provides that holders of Common Units, voting together with holders Class B Units, as a class have the right to remove any of the Elected Directors with or without cause, by a majority vote. Any vacancy occurring for any reason in an Elected Director position (including through an increase in the number of Elected Directors or the death, removal or resignation of any Elected Director) may be filled by either the remaining Elected Directors or by the holders of a majority of the Common and Class B Units, voting as a class, except that only the holders of a majority of the Common and Class B Units, voting as a class, may fill a vacancy occurring because of the removal of a director by such unit holders. If the Elected Directors remaining in office constitute fewer than a quorum of the Elected Directors, the Elected Directors may fill such vacancy by the affirmative vote of a majority of the Elected Directors remaining in office.

Ability of Members to Call Special Meetings. Our Operating Agreement provides that special meetings of the members, for any purpose or purposes, may be called by the directors or by the chairman or the president, and shall be called by or at the direction of the directors or the chairman or the president upon the written request of any member or members holding at least thirty percent (30%) of the outstanding Units.

Member Nominations for Directors. Our Operating Agreement provides that any member or members owning at least five percent of the outstanding Units may nominate any individual for election as an Elected Director at the next annual meeting of the members at which an Elected Director position is to be filled, by submitting a written nomination petition to the Company in a form provided by the Company, within the time frames specified in our Operating Agreement, and in compliance with all other requirements of our Operating Agreement.

Action by Written Consent. Our Operating Agreement provides that any action required or permitted to be taken at a meeting of the members (whether an annual or special meeting) may be taken without a meeting and without notice if (i) the action is taken by the members holding at least seventy-five percent (75%) of the outstanding Units eligible to vote on the action, and (ii) one or more written consents or written actions describing the action taken are signed by such members.

Member Action Required for Certain Transactions. A vote of the members is required for the following transactions: a) the sale, lease, exchange or other transfer or disposition of all or substantially all of the assets of the Company, except in certain instances specified in the Operating Agreement; b) the merger, conversion or domestication of the Company; and c) dissolution of the Company. Holders of Class A Units must approve certain transactions, including, among others: a) creation of additional classes of membership units (unless ranks junior to Class A Units); b) entering any transaction(s) that involve a “Deemed Liquidation Event” (as defined in the Operating Agreement); c) any purchase, lease, license, exchange or other acquisition (including merger, consolidation, sale of stock or sale of assets) of any assets and/or equity interests of any other entity which is outside the ordinary course of business; and d) liquidation, dissolution or winding up of the business and affairs of the Company.

Potential Limitations on Rights of Holders of Common Units. Certain actions are subject to approval of holders of Class A Units pursuant to the Operating Agreement. Certain of these actions are actions that may affect the rights of holders of Common Units and Class B Units, including, among other matters: payment/declaration of distributions; creation or issuance of any additional class or series of membership units (unless they rank junior to Class A Units); purchase/redemption of Units (other than certain repurchases of Common Units of former employees/officers/directors/consultants/etc.), and increase/decrease of the number of directors. Additionally, holders of Class A Units have certain preemptive rights, which are described in the Operating Agreement.

Restrictions on Alienability. A member may not Assign (as that term is defined in the Operating Agreement) any or all of the member's Units, except in compliance with this Agreement and also only with the prior written approval of the directors and in compliance and accordance with all such other policies and procedures as may be adopted from time to time by the directors (with certain exceptions for holders of Class A Units). The Company may, in its sole discretion, require the assignee and/or the assignor in each proposed Assignment to pay directly, or to reimburse the Company for, all fees, costs and expenses paid or incurred by the Company in connection with the Assignment, including legal and accounting fees.